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                                                                     EXHIBIT 2.2
                                                                     -----------




                                FIRST AMENDMENT

                                       TO

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         EPL RESOURCES (DELAWARE) CORP.

                             SKYNET HOLDINGS, INC.

                                      AND

                         THE PRINCIPAL SHAREHOLDERS OF
                             SKYNET HOLDINGS, INC.







Dated:  October 8, 1998

  This FIRST AMENDMENT to the AGREEMENT AND PLAN OF MERGER is made and entered into as of October __, 1998, by and among EPL RESOURCES (DELAWARE) CORP., a Delaware corporation or its successors or assigns ("Acquiror"), SKYNET HOLDINGS, INC., a Nevada corporation ("SkyNet"), Christian J. Weber ("Weber"), DEANSLEY LIMITED, an Isle of Man Corporation ("Deansley"), John E. Cathcart ("Cathcart"), Vjekoslav Nizic ("Nizic") and FIR Construction Pty. Limited, an Australian corporation ("Fir"). Weber, Deansley, Cathcart, Nizic and Fir are hereafter collectively referred to as the "Principal Shareholders."

                                   Recitals:
                                   ---------

     WHEREAS, the parties to that certain Agreement and Plan of Merger dated September 28, 1998 (the "Merger Agreement") wish to amend the Merger Agreement in accordance with the following terms and conditions.

     NOW, THEREFORE, in consideration of the foregoing premises and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            AGREEMENT OF THE PARTIES
                            ------------------------

1.   Principal Shareholder Escrow Shares.  Section 1.4(b) is hereby amended to
     ------------------------------------
provide in its entirety as follows:

     "In order to secure the Principal Shareholders' indemnification obligations under Article 7 hereof, 3 million shares of Acquiror Common Stock issuable to the Principal Shareholders hereunder (the "Principal Shareholder Escrow Shares") shall be placed into escrow pursuant to the escrow agreement attached hereto as Exhibit 1.4(b) (the "Principal Shareholder Escrow Agreement"). Subject to the terms of the Principal Shareholder Escrow Agreement, the Principal Shareholder Escrow Shares, unless otherwise subject to claims for indemnification under Section 7.1 hereunder and the Principal Shareholder Escrow Agreement, shall be released from escrow to the Principal Shareholders in the following manner: (i) 1,250,000 of the Principal Shareholder Escrow Shares shall be released upon completion of Audited Financial Statements in compliance with Section 5.10 hereunder;
     (ii) an additional 1,000,000 of the Principal Shareholder Escrow Shares shall be released six (6) months after the Closing; and (iii) the remaining Principal Shareholder Escrow Shares shall be released one (1) year after the Closing."

2.   Delivery of Stock Certificates.  Section 2.2(b)(i) is hereby amended to
     -------------------------------
include the following at the end of the section:

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     "; provided, however, that Acquiror shall not issue any certificates
        ------------------
     evidencing any shares of Acquiror Common Stock to any SkyNet Shareholder unless and until such SkyNet Shareholder has delivered to Acquiror (X) an executed Investment Letter; (Y) any and all certificates evidencing shares of SkyNet Common Stock being surrendered in the Merger duly endorsed for transfer or together with stock powers duly endorsed in blank; and (Z) if applicable, an executed Amendment No. 1. In the event that a SkyNet Shareholder is unable to deliver certificates evidencing his shares of SkyNet Common Stock being surrendered in the Merger to Acquiror, Acquiror shall accept, in lieu thereof, an Affidavit of Lost Note executed by such SkyNet Shareholder which includes appropriate indemnification provisions in favor of Acquiror, in form and substance acceptable to Acquiror."


3.   Representations and Warranties of the Principal Shareholders.
     -------------------------------------------------------------

     (A) Section 4.1(y) is hereby added to provide in its entirety as follows:

     "SKYCOMS LIMITED. Each of that certain (i) License Agreement dated as of May 17, 1996 by and between Bunting-Duggan Associates Limited and SkyComs Limited; (ii) Consultancy and Software Support Agreement dated as of June 1, 1996 by and among Bunting-Duggan Associates Limited, SkyComs Limited and Sky International Limited; (iii) Shareholders Agreement relating to SkyComs Limited dated as of May 17, 1996 by and among Sky International Limited, Bunting-Duggan Associates Limited and SkyComs Limited; and (iv) NCC UK Multi Licensee Escrow Agreement dated as of June 7, 1996 (Agreement No.
     8060) by and between Bunting-Duggan Associates and the NCC Ltd. together with the Confirmation Agreement forming Schedule 3 thereto executed by SkyComs Limited as of June 7, 1996 (collectively the "SkyComs Agreements") is valid, binding and enforceable against the respective parties thereto in accordance with their respective terms and is in full force and effect on and as of the date hereof. Following the Merger, the Acquiror as the surviving entity shall become entitled to all rights of SkyNet under the SkyComs Agreements. All parties to all of the SkyComs Agreements have performed all obligations required to be performed to date under such SkyComs Agreements, and neither SkyNet, the Subsidiaries, nor, to the best of their knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of SkyNet or the Subsidiaries under any SkyComs Agreement. None of the terms or provisions of any SkyComs Agreement materially adversely affects the business, prospects, financial condition or results of operations of SkyNet or the Subsidiaries. In addition, that certain Exclusive Perpetual License dated as of on or about May 17, 1996 by and between Bunting-Duggan Associates and Tony Bunting-Duggan (the "Perpetual License Agreement") is valid, binding and enforceable against the parties thereto in accordance with its terms and is in full force and effect on and as

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     of the date hereof. To the best of SkyNet's knowledge, each of the parties to the Perpetual License Agreement has performed all obligations required to be performed to date thereunder, and no party to the agreement is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of SkyNet or the Subsidiaries under the Perpetual License Agreement. None of the terms or provisions of the Perpetual License Agreement materially adversely affects the business, prospects, financial condition or results of operations of SkyNet or the Subsidiaries."

     (B) Section 4.1(z).  Section 4.1(z) is hereby added to provide in its
         ---------------
entirety as follows:

     "DISSENTER'S RIGHTS. Neither SkyNet nor any of the Principal Shareholders has received any notice from any person that any SkyNet Shareholder intends to assert his, her or its right to dissent from the Merger and demand payment for his, her or its shares of SkyNet Common Stock as provided under applicable Nevada law."

     (C) Section 4.1(aa).  Section 4.1(aa) is hereby added to provide in its
         ----------------
entirety as follows:

     "YEAR 2000 PROBLEM. No computer program or application utilized by SkyNet or any Subsidiary in the operation of its business is or will be unable to recognize and properly perform date sensitive functions involving dates prior to and after December 31, 1999 (the "Year 200 Problem"). The Year 2000 problem has not, and is not expected to, materially adversely effect the business, prospects, financial condition or results of operations of SkyNet or the Subsidiaries or require the expenditure of any material amount of resources of SkyNet or the Subsidiaries"

4.   Interim Operations of Acquiror.  Section 5.3(b)(v) shall be amended to
     -------------------------------
provide in its entirety as follows:

     "Placement Activities.  Prior to the Closing, Acquiror shall have completed
      ---------------------
     a private placement to accredited investors which, after expenses, yields net proceeds (exclusive of those costs and expenses set forth on Schedule 4.2(g) hereto) of no less than $500,000 to Acquiror."


5.   Registration Statement.  Section 5.5(b) shall be amended to delete the
     -----------------------
number "150,000" and replace it with the number "160,000."

6.   Private Offering.  Section 5.12(b) is hereby amended to provide in its
     -----------------
entirety as follows:

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     "Promptly following the Closing, Acquiror agrees to undertake a private placement (the "Private Offering") to accredited and institutional investors which is intended to yield proceeds, after payment of all sales commissions, of between $2.5 million (the "Minimum Offering") and $5.0 million (the "Maximum Offering") through the sale of shares of newly issued restricted common stock at $2.25 per share. The Minimum Offering will be completed within sixty (60) days of the completion of a standard and customary private placement document relating to the Private Offering (which shall include the Audited Financial Statements and be completed as soon as reasonably practicable after completion of the Audited Financial Statements). The Private Offering may be completed through the use of broker-dealers who are registered with the Securities and Exchange Commission and in good standing with the NASD, upon payment of a sales commission not to exceed 7% of the gross proceeds. As more fully set forth within Section 1.4 of this Agreement, the Acquiror has agreed to cause certain of its principal stockholders to place 2 million shares of its Common Stock in escrow in order to secure timely completion of the Minimum Offering."


7.   Appointment of Directors.
     -------------------------

     (A) Section 1.1(c)(vii) is hereby amended to include the following at the end of the section:

     ";provided, however, nothing contained in this Section 1.1(c)(vii) or
       ------------------
     Schedule 1.1(c)(vii) shall effect Acquiror's or the Principal Shareholders' rights under Section 5.18 hereof to appoint persons to serve on the Board of Directors of Acquiror."

     (B) Section 5.18(a) is hereby amended to provide in its entirety as follows:

     "Concurrent with the Closing, members of Acquiror's Board of Directors shall resign and shall be replaced with those persons identified on Exhibit 1.1(c)(vii) and as soon as reasonably practicable after Closing, the Board of Directors shall be composed of five (5) members, consisting of: (i) one designee of Acquiror's Board of Directors immediately prior to the Closing (the "Acquiror Designee"); (ii) two (2) designees of the Principal Shareholders; (iii) a designee of the Acquiror Designee, who shall be acceptable to the Principal Shareholders; and (iv) a designee of the Principal Shareholders, who shall be acceptable to the Acquiror Designee."

8.   Use of Proceeds. Section 5.20 is hereby added to provide in its entirety as
     ---------------
follows:

     "USE OF PROCEEDS AND REPAYMENT OF OUTSTANDING INDEBTEDNESS. Except as set forth on Schedule 5.20 attached hereto and delivered herewith by the Principal Shareholders, the $500,000 (less those expenses identified on Schedule 4.2(g))

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     raised in the private placement identified in Section 5.3(b)(v) shall not be utilized by Acquiror after Closing to repay any existing indebtedness of SkyNet or the Subsidiaries. In addition, the Principal Shareholders hereby covenant and agree that Acquiror and the Subsidiaries will not repay the principal amount due under that certain Loan Agreement dated as of August 31, 1998 by and among SkyNet, SkyNet Worldwide Express Pty Limited and Pearlgold Pty Ltd. in the principal amount of AUD $1,000,000 in cash, but rather shall repay such principal amount through the issuance of shares of Acquiror Common Stock in the Private Offering."

9.   Capitalized Terms.  All capitalized terms used herein and not otherwise
     ------------------
defined herein shall have the same meaning ascribed thereto in the Merger Agreement.

10.  Full Force and Effect.  All other provisions in the Merger Agreement shall
     ----------------------
remain in full force and effect except those identified within this First Amendment to the Agreement and Plan of Merger.

11.  Counterpart and Facsimile.  This First Amendment to the Agreement and Plan
     --------------------------
of Merger may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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

          IN WITNESS WHEREOF, Acquiror, SkyNet and the Principal Shareholders have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above

                                           EPL RESOURCES (DELAWARE) CORP.


                                           By:/s/ Vincent Marold
                                              Name: Vincent Marold
                                              Title:  Chief Executive Officer

                                           SKYNET HOLDINGS, INC.
                                           a Nevada corporation


                                           By:/s/ Vjekoslav Nizic
                                              Name:  Vjekoslav Nizic
                                              Title:  Chief Executive Officer

                                           PRINCIPAL SHAREHOLDERS:


                                           /s/ Vjekoslav Nizic
                                           Signature
                                           Name:  Vjekoslav Nizic
                                           Address:_____________________________
                                           _____________________________________
                                           __________________________




                                           /s/ Christian J. Weber
                                           Signature
                                           Name:  Christian J. Weber
                                           Address:_____________________________
                                           _____________________________________

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                                           /s/ John E. Cathcart
                                           Signature
                                           Name:  John E. Cathcart
                                           Address:_____________________________
                                           _____________________________________

                                           DEANSLEY LIMITED,
                                           an Isle of Man corporation


                                           /s/ E. N. Bowers
                                           Signature
                                           Name: E. N. Bowers
                                           Title:  Director

                                           FIR CONSTRUCTION PTY LIMITED,
                                           an Australian Corporation


                                           /s/ Vjekoslav Nizic
                                           Signature
                                           Name:  Vjekoslav Nizic
                                           Title:  Managing Director

                                       7
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                                 SCHEDULE 5.20
                                 --------------




PAYMENT OF EXISTING SKYNET INDEBTEDNESS
---------------------------------------

          $100,000 will be paid in satisfaction of pre-existing indebtedness of SkyNet due either to John Cathcart or Pace & Sons. In the event that the Closing occurs prior to October 10, the funds will be paid to Mr. Cathcart. In the event that the Closing occurs after October 10, the funds will be paid to Pace & Sons.

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